EXHIBIT 99.2

[INTERMET LETTERHEAD]

                                                         NEWS RELEASE
                                                         For IMMEDIATE Release
                                                         Contact:  Bytha Mills
                                                         INTERMET Corporation
                                                         248-952-2500


          INTERMET ANNOUNCES CLOSING OF $175-MILLION SENIOR NOTE ISSUE

TROY, Mich., June 13, 2002 - INTERMET Corporation (Nasdaq: INMT) announced today the closing of its $175-million placement of 9-3/4% senior notes due 2009. The notes closed under a Rule 144A private placement. The net proceeds of the sale will be used to repay outstanding term-loan indebtedness and for working-capital purposes. The terms of the indenture allow for an equity clawback of up to 35% during the first three years. In addition, the notes have a four-year, non-callable provision. The unamortized portion of fees associated with the current term loan is expected to be $927,000 and will be expensed in the second quarter of 2002.

The notes were not registered under the Securities Act of 1933, as amended (the "Act"), and cannot be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Act. The notes were offered and sold only to qualified institutional buyers in reliance on Rule 144A of the Act and certain persons in offshore transactions in reliance on Regulation S under the Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy the proposed notes.

With headquarters in Troy, Michigan, INTERMET Corporation is a manufacturer of powertrain, chassis/suspension and structural components for the automotive industry. The company has more than 6,000 employees at facilities located in North America and Europe. More information is available on the Internet at www.intermet.com.



                                       ###